Exhibit 99.1

July 10, 2006

FOR IMMEDIATE RELEASE

NEWPAGE CORPORATION COMMENCES TENDER OFFER WITH RESPECT TO OUTSTANDING

FLOATING RATE SENIOR SECURED NOTES DUE 2012, 10% SENIOR SECURED NOTES DUE 2012

AND 12% SENIOR SUBORDINATED NOTES DUE 2013

Dayton, Ohio. July 10, 2006.    NewPage Corporation (“NewPage”) announced that it has commenced a cash tender offer to purchase certain of its outstanding Notes listed in the table below. The tender offer will expire at 12:00 Midnight, New York City time, on August 4, 2006, unless extended or earlier terminated (the “Expiration Time”).

Under the terms of the Offer to Purchase dated today, NewPage is offering to purchase an amount of its outstanding Notes such that the amount NewPage would be required to pay for purchase of the Notes (excluding accrued and unpaid interest) would not exceed $255,000,000 (the “Maximum Purchase Amount”). Each series of Notes tendered by holders will be accepted in order of the acceptance priority level shown below, up to the Principal Purchase Amount for that series shown below and the overall Maximum Purchase Amount.

CUSIP Number	Title of Security	Principal Amount Outstanding	Acceptance Priority Level	Principal Purchase Amount	Tender Offer Consideration	Early Tender Premium	Total Consideration

651715-AA-2 U65174-AA-9	12% Senior Subordinated Notes due 2013	$200,000,000	1	$60,000,000	$1,080.00	$20.00	$1,100.00

651715-AC-8 U65174-AB-7	Floating Rate Senior Secured Notes due 2012	$225,000,000	2	$150,000,000	$1,112.50	$20.00	$1,132.50

651715-AE-4 U65174-AC-5	10% Senior Secured Notes due 2012	$350,000,000	3	$350,000,000	$1,062.50	$20.00	$1,082.50

Holders who tender their Notes before 5:00 p.m., New York City time, on July 21, 2006 (the “Early Participation Time”), will, upon acceptance, receive the total consideration, which includes an early participation premium of $20.00 per $1,000 principal amount of Notes purchased. Holders who tender their Notes after the Early Participation Time but before the Expiration Time will, upon acceptance, receive the tender offer consideration but not the early participation premium. In all cases, holders of tendered Notes will receive accrued and unpaid interest from the last interest payment date through the day prior to the date the Notes are purchased. Payment for tendered Notes will be made in same day funds as soon as practicable after they are accepted for payment.

NewPage may increase the Maximum Purchase Amount or the Principal Purchase Amount for any series of Notes, and may extend the Early Participation Time or the Expiration Time or terminate the offer at any time, subject to applicable law.

If the aggregate principal amount of Notes of any series validly tendered and not withdrawn at the Expiration Time exceeds the applicable Principal Purchase Amount for that series, NewPage will accept Notes of that series for purchase on a pro rata basis subject to the terms of the Offer to Purchase. Except as stated in the Offer to Purchase or as required by applicable law, Notes tendered prior to the Early Participation Time may only be withdrawn in writing and before the Early Participation Time, and Notes tendered after the Early Participation Time and before the Expiration Time may not be withdrawn.

In conjunction with the Offer to Purchase, NewPage is also soliciting consents to the adoption of proposed amendments to the indentures governing the Floating Rate Senior Secured Notes due 2012 and the 10% Senior Secured Notes due 2012 (the “Consent Notes”). Holders may not tender Consent Notes without delivering consents and may not deliver consents without tendering Consent Notes.

Among other conditions described in the Offer to Purchase, NewPage is obligated to accept for payment and purchase the Notes in the tender offer, and pay for the related consents, only if NewPage’s parent, NewPage Holding Corporation, completes its proposed initial public offering and only if NewPage completes its proposed new senior secured credit facility.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to any Notes. The tender offer and the consent solicitation are being made solely pursuant to the Offer to Purchase and the related letter of transmittal.

NewPage has retained Goldman, Sachs & Co. to serve as the dealer manager for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Goldman, Sachs & Co. at (212) 357-7867 or (800) 828-3182 (toll-free). Requests for documents in connection with the tender offer and the consent solicitation may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (212) 430-3774 or (866) 470-3700 (toll-free).

About NewPage Corporation

NewPage Corporation, headquartered in Dayton, Ohio, is a leading U.S. producer of coated papers in North America. With more than 4,300 employees, the company operates four integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky. These mills have a combined annual capacity of approximately 2.2 million tons of coated paper. For additional information, please visit the company’s Web site at newpagecorp.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply and/or demand and/or prices for our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere in the world; changes in the regulatory environment; including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements.

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Media Contact:	Investor Contact:
Amber Garwood	Scott Morling
937-242-9093	937-242-9182